 Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

 Nebius Group N.V. is a Dutch public company with limited liability (naamloze vennootschap), and our affairs are governed by our articles of association, as amended, and Dutch law. The following description sets forth certain material terms and provisions of Nebius Group N.V. (“Nebius,” “we,” “us,” and “our”) securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized share capital consists of 500,000,000 Class A shares, par value €0.01 per share, 37,138,658 Class B shares, par value €0.10 per share, 37,748,658 Class C shares, par value €0.09 per share.  Our Class A shares are listed on the Nasdaq Global Select Market and are held in book-entry form. The following description of our Class A Shares, together with the additional information we included herein, including the material provisions of our articles of association as currently in force and relevant provisions of Dutch law and the Dutch Corporate Governance Code, is a summary and does not purport to be complete. For the complete terms of our Class A Shares please refer to our Articles of Association, as amended, which is incorporated by reference as Exhibit 1.1 to our Annual Report on Form 20-F which this Exhibit 2.1 is a part.

Ordinary Shares

We have three classes of authorized ordinary shares, which vote together as a single class unless otherwise provided by our articles of association or Dutch law: Class A shares, which have one vote per share; Class B shares, which have ten votes per share; and Class C shares, which have nine votes per share.

Under Dutch law, the voting power of shares is determined by reference to their par value. Our company's multiple class share structure is designed to give our principal shareholders increased voting power (without increasing their economic interest in our company), while also providing a means for them to convert their shares into Class A shares that can be transferred or sold, including in the public market.

Transfer and Conversion of Ordinary Shares

Because the conversion of a Class B share into a Class A share, with a lower par value, will result in a reduction of our company's share capital (an event which cannot occur without convening a formal shareholders' meeting), our articles of association provide that each Class B share converts (in defined circumstances) into both one Class A share and one Class C share. The Class C shares are intended to serve as a means of "storing" the additional par value of the converted Class B share until such time as the Class C share can be repurchased and cancelled by our company. We intend to repurchase and cancel any such Class C shares. To ensure that all such Class C shares are available for repurchase and cancellation, and to assure that they do not affect the outcome of any shareholder vote, any Class C shares will be held by the Conversion Foundation, a Dutch foundation managed by our board of directors. The foundation has agreed to sell any Class C shares it may hold, for no consideration, to our company at any time, and not to sell or transfer such shares to any other party. We expect that such repurchases will occur promptly following the conversion of any Class B shares into Class A shares and Class C shares, as the repurchase itself (as opposed to the cancellation of the Class C shares) does not require shareholder approval. At the first general meeting of shareholders following any such repurchase, we would seek shareholder approval for the cancellation of such Class C shares. The foundation has also agreed that it will vote any Class C shares it may hold in the same proportion as all other votes are cast at any general meeting of shareholders.

Our Class B shares are transferable only:

•	To the Conversion Foundation. Upon transfer to the foundation, each Class B share converts into one Class A share and one Class C share. The foundation is obligated to transfer the Class A share to the original Class B shareholder, and to transfer the Class C share to our company as described above.
•	To our company for the purposes of repurchasing Class B shares.
•	By an original holder, to estate and tax planning vehicles (including trusts, corporations and partnerships) controlled by such original holder of Class B shares (subject to such entities becoming parties to the shareholders' agreement among our Class B shareholders).
•	By an original holder that is a trust, to the beneficiaries of such trusts as of October 10, 2008 (the date our Class B shares were originally created).

In addition to the above, if any Class B shares are transferred to a party not described above or the transferee ceases to meet the criteria described above the voting and economic rights of the Class B shares held by such holder or holders will lapse and the holder is obligated to transfer the Class B shares to the Conversion Foundation in exchange for Class A shares.

Our Class A shares and Class C shares are not convertible into any other class of shares in our capital.

Shareholder Meetings and Voting Rights

At our shareholders' meetings, each Class A share is entitled to one vote, and each Class B share is entitled to ten votes. Each Class C share will be entitled to nine votes, but the Conversion Foundation has agreed with us that it will vote any Class C shares it may hold at any time in the same proportion as all other votes are cast at any general meeting of our shareholders. The Class A, B and C shares vote together as a single class on all matters, including the election of directors, except as otherwise provided in our articles of association or Dutch law.

Each shareholder has a right to attend general meetings of shareholders, either in person or by proxy, and to exercise voting rights in accordance with the provisions of our articles of association. We must hold at least one general meeting of shareholders each year. This meeting must be convened at one of several specified locations in the Netherlands within six months after the end of our fiscal year. Our board of directors may convene additional general meetings of shareholders as often as it deems necessary, or upon the request of shareholders, or other persons entitled to attend the general meetings of shareholders, representing at least 10% of the par value of our issued share capital.

We will give notice of each meeting of shareholders by notice in any manner that we may be required to follow in order to comply with applicable stock exchange requirements. In addition, we will notify registered holders of our shares by letter, cable, telex or fax, or, where permitted or required, by email or other electronic means. We will give this notice no later than the fifteenth day prior to the day of the meeting. As deemed necessary by the board of directors, either the notice will include or be accompanied by an agenda identifying the business to be considered at the meeting or will state that the agenda will be available for shareholders and other persons who are entitled to attend the general meeting of shareholders, at our offices or places of business. Shareholders representing at least 3% of the par value of our outstanding share capital have the right to request the inclusion of additional items on the agenda of shareholder meetings, provided that such request together with an explanation of such agenda items is received by us no later than 60 days before the day the relevant shareholder meeting is held.

We are exempt from the proxy solicitation rules under the Exchange Act.

Board of Directors; Adoption of Annual Accounts

The members of our board of directors are appointed, removed and suspended from office by the general meeting of shareholders. A resolution to remove or suspend a director requires at least a two-thirds majority of the votes cast representing at least 50% of our issued share capital. The board of directors shall be comprised of one (1) or more executive directors and three (3) or more non-executive directors. A majority of the members of the board of directors shall consist of non-executive directors.

Our board of directors must prepare annual accounts for our company, prepared in accordance with either Dutch generally accepted accounting principles or International Financial Reporting Standards, which must be audited by Dutch auditors. Our board of directors must make these available to the shareholders for inspection at our offices within five months after the end of our fiscal year. Under some special circumstances, Dutch law permits an extension of this period for up to five additional months by approval of the general meeting of shareholders. The board of directors must submit these annual accounts to the shareholders for adoption at a general meeting of shareholders. Within eight days of the adoption of these annual accounts, and not more than 12 months from the end of our fiscal year, we must publish and submit these annual accounts to the Chamber of Commerce in The Hague. We are required to file an annual report on Form 20-F, which will include our audited consolidated financial statements prepared in accordance with U.S. GAAP, with the SEC within the prescribed time period after the end of each of our fiscal years.

In the performance of its duties, the board of directors is required by Dutch law to consider the interests of Nebius, its shareholders, its employees and other stakeholders.

When the general meeting of shareholders adopts the annual accounts prepared by the board of directors, it may discharge the members of the board of directors from potential liability with respect to the exercise of their duties during the fiscal year covered by the accounts. This discharge may be given subject to such reservations as the general meeting of shareholders deems appropriate and is subject to a reservation of liability required under Dutch law. Examples of reservations of liability required by Dutch law include: (i) liability of members of boards of directors upon the bankruptcy of a company; and (ii) general principles of reasonableness and fairness. Under Dutch law, a discharge of liability does not extend to matters not properly disclosed to the general meeting of shareholders. The discharge of the board of directors must be a separate item on the agenda of the general meeting of shareholders and the members of the board of directors are not automatically discharged by adoption of the annual accounts. Any meeting of our board of directors may be held at any location, within or outside of the Netherlands.

Our board of directors may, in accordance with the director compensation policy adopted by our general meeting of shareholders, establish compensation for the members of the board of directors. The board of directors must submit to the general meeting of shareholders for approval any plan or amendment to any plan awarding shares or the right to subscribe for shares to the directors. We have no requirement that our directors own any of our shares.

Under our articles of association, a director may not take part in any vote on a subject or transaction in relation to which he or she has a conflict of interest with us. However, under our articles of association, a director with a conflict of interest may continue to represent us without prejudice to the power of the general meeting of shareholders to at any time designate one or more other persons for such purpose provided that they continue to meet the criteria set out in our articles for appointment as a director.

Under our articles of association, our board of directors may exercise all the powers of the company to borrow money or mortgage its property and assets as security for any obligation of the company or of any third party.

We have not established a mandatory retirement age for our directors.

Dividends

        The holders of our shares are entitled to such part of our profits for any fiscal year as remains available after reservation of profits by our board of directors. Such dividends are payable on a pari passu basis on the Class A and Class B shares. Although our Class C shares are technically entitled to a maximum dividend of 1% of the nominal value of such Class C shares when we declare dividends on our Class A and Class B shares, we intend to repurchase all Class C shares issued upon conversion of our Class B shares promptly following their issuance such that no dividends would be payable on our Class C shares. Additionally, the board of directors has the right to declare interim dividends without the approval of the general meeting of shareholders. We may not pay dividends if the payment would reduce shareholders' equity to an amount less than the aggregate fully paid-up share capital plus the reserves that have to be maintained by law or our articles of association. The amounts available for dividends will be determined based on the statutory accounts of Nebius Group N.V. prepared under Dutch law, which may differ from our consolidated financial statements.

The board of directors may decide that dividends or other distributions are paid in the form of cash, shares or a combination of both.

Issue of Shares; Preemptive Rights

Our board of directors has the power to issue shares, if and to the extent that either the general meeting of shareholders or the articles of association has delegated such power to the board of directors to act as the authorized body for this purpose. A delegation of authority to the board of directors to issue shares remains effective for the period specified by the general meeting of shareholders, or specified in the articles of association, and may be up to five years from the date of delegation or the date of the articles of association. A general meeting of shareholders may renew annually this delegation and this delegation may also be renewed by the articles of association for additional periods of up to five years. Without this delegation, the general meeting of shareholders has the power to authorize the issuance of shares.

The holders of our Class A Ordinary Shares and/or Class B Ordinary Shares have a pro rata (based on the number of shares held) preemptive right to subscribe for Class A Ordinary Shares and/or Class B Ordinary Shares that we issue for cash, unless the general meeting of shareholders, or the board of directors (if either the general meeting of shareholders or the articles of association has delegated such power to the board of directors), limits or eliminates this right. No pre-emption rights shall apply in respect of the issue of Class C Ordinary Shares. In addition, the right of our shareholders to subscribe for Class A Ordinary Shares and/or Class B Ordinary Shares pursuant to this preemptive right may be limited in certain circumstances. If the general meeting of shareholders delegates its authority to the board of directors for this purpose, then the board of directors will have the power to limit or eliminate the preemptive rights of shareholders. In the absence of this delegation, the general meeting of shareholders will have the power to limit or eliminate these rights. Such resolution requires the approval of a two-thirds majority of the votes cast in a general meeting of shareholders if less than 50% of our issued share capital is present or represented. Delegations of authority to the board of directors may remain in effect for up to five years and may be annually renewed for additional periods of up to five years.

These provisions apply equally to any issue by us of rights to subscribe for any of our Class A Ordinary Shares and/or Class B Ordinary Shares, including options and warrants other than pursuant to the Nebius Group N.V. Amended and Restated Equity Incentive Plan (the “Plan”).

 No obligation other than to pay up the nominal amount of a share may be imposed upon a shareholder against the shareholder's will, by amendment of the articles of association or otherwise.

On August 15, 2024, the Company’s shareholders authorized the Board of Directors (i) to issue Class A Shares (and/or grant rights to subscribe for Class A Shares) in an amount up to 20% of the issued share capital (excluding Class C Shares) from time to time of the Company, and (ii) to exclude the pre-emptive rights of shareholders in respect of such issuances of shares and/or granting of rights to subscribe for shares are intended to give the Board of Directors flexibility in financing the Company in the most efficient manner. Furthermore, such authorizations give the Board of Directors flexibility in the context of potential acquisitions and mergers.

Repurchase of Shares

We may acquire our shares, subject to applicable provisions of Dutch law and of our articles of association, to the extent:

•	our shareholders' equity, less the amount to be paid for the shares to be acquired, exceeds the sum of (i) our aggregate fully paid-up share capital plus (ii) any reserves required to be maintained by Dutch law or our articles of association; and
•	after the acquisition of shares, we and our subsidiaries would not hold, or hold as pledgees, shares having an aggregate par value that exceeds 50% of the par value of our issued share capital, as these amounts would be calculated under Dutch GAAP or IFRS, as the case may be.

Our board of directors may direct the company to repurchase shares only if the general meeting of shareholders has authorized the board of directors to repurchase shares. This authorization may be given for a maximum period of 18 months and should contain the maximum number of shares to be repurchased and a price range. The authorization may be renewed annually. On August 15, 2024, the Company’s shareholders authorized the

Board of Directors, for a period of 18 months starting on August 15, 2024 to repurchase the Company’s fully paid-up Class A Shares, within the limits of Dutch law, applicable regulations and the Company’s articles of association, through a purchase on the Nasdaq Global Select Market or otherwise, up to a maximum of 81,648,455 Class A Shares, at a purchase price per Class A Share set with reference to the prevailing market price at the time of the announcement of a potential share repurchase but in any case no lower than the nominal value of the Class A Shares and no higher than $10.50 per share. On December 2, 2024, the Board of Directors determined that a potential repurchase by the Company of its Class A shares is no longer warranted.

We intend to regularly repurchase, for no consideration, any Class C shares that may be issued to the Conversion Foundation promptly upon the conversion of Class B shares, in which case the above requirements do not apply.

Reduction of Share Capital

At a general meeting of shareholders, our shareholders may vote to reduce the issued share capital by canceling shares held by us or by reducing the par value of our shares. In either case, this reduction would be subject to applicable statutory provisions and, if less than 50% of our issued share capital is present or represented, requires a two-thirds majority of the votes cast in a general meeting of shareholders. We intend to seek shareholder approval on a regular basis for the cancellation of any Class C shares that may be issued from time to time following their repurchase by us.